CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Asset Trust of our report dated February 24, 2023, relating to the financial statements and financial highlights, which appears in Virtus Seix U.S. Government Securities Ultra-Short Bond Fund and Virtus Seix Ultra-Short Bond Fund Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the heading “Financial Statements and Experts” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 27, 2023